UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2006

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27282	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor	10019
(Address of principal executive offices)	(Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 10, 2006, the Audit Committee of the Board of Directors of Manhattan Pharmaceuticals, Inc. (the “Company”) concluded that the Company’s interim financial statements included in its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 should no longer be relied upon. The Company intends to amend the Form 10-QSB on or about August 14, 2006 in order to restate the financial statements contained in such report.

The restatement is required to correct an error related to the recording of a research and development expense that should have been recorded as a prepaid expense and to disclose a related material commitment. This error was discovered by the Company as part of the financial closing process for the period ended June 30, 2006. The Company’s financial statements for the quarter ended March 31, 2006 will be restated to increase the Company’s prepaid expenses and reduce its research and development expenses by $416,798, and to disclose the related material commitment of $2,151,840 for a research and development agreement entered into during the quarter ended March 31, 2006 for conducting a Phase IIa study of Oleoyl-estrone, its obesity product candidate. The increase in prepaid expenses and reduction in research and development expenses of $416,798 resulted from an error in recording an initial invoice of $430,368 relating to such commitment. This invoice should have been recorded as $13,570 of research and development expenses and an increase of $416,798 in the Company’s prepaid expenses. Nothing has come to the Company’s attention to indicate that the error was other than inadvertent. The Company does not believe the error will have any effect on reported results for any other past or future periods.

The Company’s Audit Committee has discussed the matters disclosed in this Form 8-K with J.H. Cohn LLP, its independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.

Date: August 14, 2006	By:	/s/ Michael G. McGuinness
Michael G. McGuinness Chief Financial Officer